Exhibit 99.1

Contact:
Investors	Media
Eugenia Shen	Susan Berg
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-6594

For Immediate Release:

BioMarin Announces Second Quarter 2010 Financial Results

R&D Pipeline Advancing Rapidly; Core Products Revenue In-Line Despite Challenging Economic Climate

Firdapse Launch Delay Contributes to Reduction in Guidance

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET

Financial Highlights ($ in millions, except per share data, unaudited)

Item	Q2 2010	Q2 2009 Comparison
Total BioMarin Revenue	$92.0	11.1% increase
Total Net Product Revenue	$90.6	11.2% increase
Naglazyme Net Product Revenue	$47.3	10.3% increase
Aldurazyme BioMarin Net Product Revenue*	$17.5	$21.6
Kuvan Net Product Revenue	$24.7	45.3% increase
Firdapse Net Product Revenue	$1.1	NA
GAAP Net Income (Loss)	$(0.5)	$1.3
GAAP Net Income (Loss) per share	$(0.00) (basic), ($0.01) (diluted)	$0.01 (basic and diluted)
Non-GAAP Net Income	$8.6	$9.0
Non-GAAP Net Income per share	$0.08 (basic and diluted)	$0.09 (basic and diluted)

*	Net product transfer revenue had a negative $0.2 million impact on net Aldurazyme revenue to BioMarin in Q2 2010 and a positive $6.1 million impact on net Aldurazyme revenue to BioMarin in Q2 2009.

Novato, Calif., August 2, 2010 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced financial results for the second quarter of 2010. GAAP net loss was $0.5 million ($0.01 per diluted share) for the second quarter of 2010, compared to GAAP net income of $1.3 million ($0.01 per diluted share) for the second quarter of 2009. Non-GAAP net income was $8.6 million ($0.08 per diluted share) for the second quarter of 2010, compared to non-GAAP net income of $9.0 million ($0.09 per diluted share) for the second quarter of 2009. Non-GAAP net income excludes non-cash stock compensation expense, certain nonrecurring material items and the tax effect of the adjustments. The reconciliation of the non-GAAP measures to the GAAP net income is detailed in the table provided near the end of the press release.

GAAP net income for the six months ended June 30, 2010 was $0.7 million ($0.01 per diluted share), compared to GAAP net loss of $11.8 million ($0.12 per diluted share) for the six months ended June 30, 2009. Non-GAAP net income was $17.4 million ($0.17 per diluted share) for the six months ended June 30, 2010, compared to non-GAAP net income of $18.4 million ($0.18 per diluted share) for the six months ended June 30, 2009.

As of June 30, 2010, BioMarin had cash, cash equivalents and short and long-term investments totaling $455.4 million, as compared to $452.4 million at the end of March 31, 2010.

“Our pipeline has advanced tremendously over the last few months with encouraging preliminary safety and efficacy data from the PEG-PAL trial, positive discussions with regulatory authorities regarding the GALNS Phase III trial design, a clear development strategy for Firdapse in the U.S. and initiation of the Kuvan outcomes study is expected imminently. Also, we generated operating cash flow of $22.2 million in the second quarter of 2010, compared to $3.3 million in the first quarter of 2010,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “With our solid commercial foundation and advancing pipeline, we believe that we are well-positioned for long-term growth. We look forward to many additional clinical milestones in the second half of the year and remain committed to investing in the pipeline to drive additional value for the company.”

Net Product Revenue (in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2010	$ Change	% Change	2009	2010	$ Change	% Change
Naglazyme (1)	$42.9	$47.3	$4.4	10.3%	$82.3	$95.9	$13.6	16.5%
Kuvan (2)	17.0	24.7	7.7	45.3%	32.5	45.9	13.4	41.2%
Firdapse (3)	—	1.1	1.1	100.0%	—	1.2	1.2	100.0%

(1)	Changes in foreign currency rates, net of hedges, had a $1.4 million and $1.5 million negative impact on Naglazyme sales in the three months and six months ended June 30, 2010, respectively. Naglazyme revenues experience quarterly fluctuations due to the timing of distributor purchases. The number of Naglazyme patients increased 4.9 percent in the second quarter of 2010, as compared to the first quarter of 2010, and increased 21.8 percent as compared to the second quarter of 2009.
(2)	The quantity of commercial tablets dispensed to patients in the U.S., increased 36.6 percent in the second quarter of 2010 compared to the second quarter of 2009 and increased 14.7 percent in the second quarter of 2010 compared to the first quarter of 2010.
(3)	A product for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS) which was launched in the EU in April 2010.

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2010	$ Change	% Change	2009	2010	$ Change	% Change
Aldurazyme revenue reported by Genzyme (4)	$39.2	$43.7	$4.5	11.5%	$76.0	$83.5	$7.5	9.9%
Royalties due from Genzyme	15.5	17.7	2.2		30.0	33.7	3.7
Incremental (previously recognized) Aldurazyme product transfer revenue	6.1	(0.2)	(6.3)		8.7	(2.0)	(10.7)

Total Aldurazyme net product revenues (5)	$21.6	$17.5	$(4.1)		$38.7	$31.7	$7.0

(4)	Changes in foreign currency rates caused a decrease to Aldurazyme sales by Genzyme of $0.8 million in the three months ended June 30, 2010 and an increase to Aldurazyme sales by Genzyme of $0.9 million for the six months ended June 30, 2010.
(5)	To the extent units shipped to third party customers by Genzyme exceeded BioMarin inventory transfers to Genzyme, BioMarin will record a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period.

2010 Guidance

Revenue Guidance ($ in millions)

Item	2010 Guidance	Previous 2010 Guidance
Total BioMarin Revenues	$370 to $393	$374 to $405
Total Net Product Revenues	$365 to $387	$368 to $398
Naglazyme Net Product Revenue	Unchanged	$190 to $200
Kuvan Net Product Revenue	$98 to $102	$98 to $108
Aldurazyme Net Product Revenue to BioMarin	Unchanged	$70 to $75
Firdapse Net Product Revenue	$7 to $10	$10 to $15

Selected Income Statement Guidance ($ in millions)
Item	2010 Guidance
Cost of Sales (% of Total Revenue)	19% to 20%	19% to 21%
Selling, General and Admin. Expense	Unchanged	$145 to $150
Research and Development Expense	Unchanged	$140 to $145
Interest Income	Unchanged	$3 to $4
GAAP Net Income (Loss)	$(6) to $2	$2 to $12
Stock Compensation Expense	Unchanged	$37
Non-GAAP Net Income	$30 to $38	$39 to $49

Anticipated Upcoming Milestones

3Q 2010: Initiation of PKU-016 (Kuvan neurocognitive outcomes study)

4Q 2010: Final top-line results from PEG-PAL Phase II trial

4Q 2010: Announcement of new IND-filing candidate at R&D Day

4Q 2010: File IND for BMN-673 (PARP inhibitor)

December 2010/ January 2011: Initiation of pivotal Phase III trial for GALNS for MPS IVA

Late 2010/ early 2011: Initiation of pivotal Phase III trial for Firdapse for LEMS in the U.S.

1Q 2011: Initiation of Phase Ib trial for BMN-673 (PARP inhibitor)

Mid-2011: Availability of blood Phe monitor

2H 2011: NDA filing for Firdapse for LEMS in the U.S.

4Q 2011: Initiation of Phase III PEG-PAL trial

4Q 2011: Initiation of Phase I trial for undisclosed biologic

3Q 2012: Approval of Firdapse for LEMS in the U.S.

4Q 2012: U.S. and European filings for GALNS for MPS IVA

Research and Development Programs

BioMarin continues to make significant investments in research and development to ensure continued growth of the company. The current pipeline includes programs which are in various stages of development and are focused on treating a range of unmet medical needs. BioMarin is also making significant investments in manufacturing and laboratory facilities to support the advancement of these programs. The company plans to host an R&D Day on October 19, 2010 to highlight ongoing R&D programs.

Advanced Programs

•

Firdapse: After meeting with the FDA regarding the development strategy in the U.S. in the second quarter of 2010, the company has defined a clear development pathway. BioMarin expects to initiate a Phase III trial by late 2010 or early 2011, file in the second half of 2011 and if successful, receive approval for LEMS by the third quarter of 2012.

•

GALNS for MPS IVA: BioMarin recently met with regulatory authorities and has support for conducting a six-month study. The company is incorporating health authority input into a final protocol and expects to initiate a pivotal Phase III study with primary endpoint of six minute walk distance by January 2011.

•

Kuvan outcomes study/ Lifecycle development: BioMarin expects to initiate PKU-016, a randomized, placebo-controlled, 13-week Kuvan outcomes study imminently. Endpoints include clinically validated measures of neuropsychiatric symptoms and if successful, may enable a label amendment. Several other programs are underway to expand and protect the market and to improve the ability of healthcare providers and patients to better manage PKU. These programs include a state-of-the-art handheld device to measure blood Phe levels in PKU patients. Human studies of this device are planned for the fourth quarter of 2010. Regulatory approval and commercial availability of the handheld blood Phe monitor are expected in mid-2011.

Mid-Stage Programs

•

PEG-PAL for PKU: The ongoing Phase II clinical trial is an open-label, multi-center study to be conducted in a series of dose-escalating cohorts. The primary treatment period of eight once weekly injections at a fixed dose will be followed by dose and frequency optimization and an extension period. An encouraging trial update has been provided in a separate press release issued today. Highlights include: (1) 23 adult patients have been enrolled in the study and patients have been followed a median of 111 days; (2) Seven patients have received at least 1 mg/kg/week for at least four weeks in several different dosing frequencies (up to three times per week). Of these, six have sustained Phe levels below 600 µmol/L for at least three weeks and in some cases up to three months; (3) A total of three patients have discontinued the study prematurely for personal reasons, though one of these patients also had a generalized rash. No other patients have discontinued due to treatment-related adverse events; (4) Injection site reaction is the most common treatment emergent adverse event, occurring in 43% of patients. Injection site reactions are generally mild to moderate, self-limited and unaccompanied by other sequelae. The company expects to initiate a Phase III trial in the fourth quarter of 2011.

Preclinical Programs

•

BMN-673 (PARP inhibitor): The company expects to file an IND for BMN-673 by the end of 2010 and initiate a Phase 1b trial in the first quarter of 2011. BioMarin believes that, based upon internal preclinical experiments, BMN-673 may be ultimately superior to other compounds currently in clinical development.

•

Utrophin upregulator for Duchenne Muscular Dystrophy: BioMarin announced Phase I results for BMN-195 and concluded that due to pharmaceutical and pharmacokinetic data obtained, the company will not pursue further development of BMN-195 as a treatment for DMD. However, BioMarin continues to believe that utrophin upregulation is a viable approach for the treatment of DMD and is currently working on additional candidates to possibly take forward into early human studies.

•

Other early stage programs: BioMarin is working on multiple early development opportunities, of which two undisclosed biologics are advancing toward IND-enabling decisions. The company plans to announce a new candidate for IND-filing at the upcoming R&D Day on October 19, 2010.

Non-GAAP Financial Information and Reconciliation

The above results for the three and six months ended June 30, 2010 and June 30, 2009 and financial guidance for the year ending December 31, 2010 are presented both as determined in accordance with GAAP and on a non-GAAP basis. As used in this release, non-GAAP income is calculated in accordance with GAAP, but excludes non-cash stock compensation expense, certain nonrecurring material items and the tax effect of the adjustments. The following tables detail the reconciliation of non-GAAP to GAAP financial metrics:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(In millions)

(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,	Year Ending December 31,
	Notes:	2009	2010	2009	2010	2009	2010
						(actuals)	(forecast)
GAAP Net Income (Loss)		$1.3	(0.5)	$(11.8)	$0.7	$(0.5)	$(6.0) to 2.0
Stock-based compensation expense		9.0	9.1	16.8	17.7	34.5	37.0
Upfront license fees	(1)	—	—	8.8	—	8.8	—
Impairment charges	(2)	—	—	5.9	—	5.9	—
Net gain on the sale of equity investments		(1.6)	—	(1.6)	(1.0)	(1.6)	(1.0)
Income tax effect of Non-GAAP adjustments	(3)	0.3	—	0.3	—	—	—

Non-GAAP net income		$9.0	$8.6	$18.4	$17.4	$47.1	$30.0 to 38.0

Notes:

(1)	Represents upfront license payments related to our collaboration agreement with La Jolla Pharmaceutical Company in the first quarter of 2009.
(2)	Includes impairment losses on investments in Summit plc. and La Jolla Pharmaceutical Company recognized during the first quarter of 2009.
(3)	Represents the tax effect of the adjustments.

BioMarin believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, Naglazyme, Kuvan, Aldurazyme and Firdapse and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the company believes that the additional information enhances investors’ overall understanding of the company’s business and prospects for the future. Further, the company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes.

Diluted Earnings Per Share Calculation

The calculation of both GAAP and non-GAAP diluted earnings per share for all periods presented excludes the 26.3 million shares related to the outstanding convertible debt as their impact is considered anti-dilutive.

Conference Call Details

BioMarin will host a conference call and webcast to discuss second quarter 2010 financial results today, Monday, August 2, at

5:00 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: August 2, 2010

Time: 5:00 p.m. ET

U.S. / Canada Dial-in Number: 800.573.4840

International Dial-in Number: 617.224.4326

Participant Code: 78258415

Replay Dial-in Number: 888.286.8010

Replay International Dial-in Number: 617.801.6888

Replay Code: 76507562

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine phosphate), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Other product candidates include PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU; and GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in clinical development for the treatment of MPS IVA. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to Naglazyme, Kuvan, Firdapse, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of PEG-PAL, GALNS and other product candidates; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, Firdapse, and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme, Kuvan, and Firdapse; Genzyme Corporation’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, particularly with respect to GALNS and PEG-PAL; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme, Kuvan and Firdapse; actual sales of Aldurazyme, Naglazyme Kuvan and Firdapse; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2009 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-

looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin® , Naglazyme® and Kuvan® are registered trademarks of BioMarin Pharmaceutical Inc.

Firdapse™ is a trademark of BioMarin Huxley Ltd.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2009 (1)	June 30, 2010
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$167,171	$115,779
Short-term investments	133,506	221,894
Accounts receivable, net	73,540	77,682
Inventory	78,662	83,778
Other current assets	14,848	22,775

Total current assets	467,727	521,908
Investment in BioMarin/Genzyme LLC	441	351
Long-term investments	169,849	117,734
Property, plant and equipment, net	199,141	212,620
Intangible assets, net	40,977	77,985
Goodwill	23,722	40,360
Other assets	15,306	14,558

Total assets	$917,163	$985,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$78,068	$83,930
Deferred revenue	86	—

Total current liabilities	78,154	83,930
Convertible debt	497,083	497,083
Other long-term liabilities	19,741	41,541

Total liabilities	594,978	622,554

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at December 31, 2009 and June 30, 2010; 100,961,922 and 102,016,778 shares issued and outstanding at December 31, 2009 and June 30, 2010, respectively	101	102
Additional paid-in capital	899,950	931,361
Company common stock held by Nonqualified Deferred Compensation Plan	(1,715)	(2,315)
Accumulated other comprehensive income	933	10,224
Accumulated deficit	(577,084)	(576,410)

Total stockholders’ equity	322,185	362,962

Total liabilities and stockholders’ equity	$917,163	$985,516

(1)	December 31, 2009 balances were derived from the audited consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2009 and 2010

(In thousands, except for per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Revenues:
Net product revenues	$81,472	$90,592	$153,386	$174,665
Collaborative agreement revenues	868	176	1,377	377
Royalty and license revenues	447	1,182	2,004	1,861

Total revenues	82,787	91,950	156,767	176,903

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	19,848	14,401	34,210	31,813
Research and development	26,324	35,649	60,682	65,746
Selling, general and administrative	30,527	37,277	59,095	71,277
Intangible asset amortization and contingent consideration	1,775	1,580	2,868	2,234

Total operating expenses	78,474	88,907	156,855	171,070

Income (Loss) from operations	4,313	3,043	(88)	5,833
Equity in the loss of BioMarin/Genzyme LLC	(546)	(864)	(1,093)	(1,555)
Interest income	886	1,035	3,039	2,225
Interest expense	(4,404)	(2,635)	(8,496)	(5,064)
Impairment loss on equity investments	—	—	(5,848)	—
Net gain from sale of investments	1,585	—	1,585	927

Income (loss) before income taxes	1,834	579	(10,901)	2,366
Provision for income taxes	522	1,056	939	1,692

Net income (loss)	$1,312	$(477)	$(11,840)	$674

Net income (loss) per share, basic	$0.01	$(0.00)	$(0.12)	$0.01

Net income (loss) per share, diluted	$0.01	$(0.01)	$(0.12)	$0.01

Weighted average common shares outstanding, basic	100,065	101,712	99,984	101,431

Weighted average common shares outstanding, diluted	101,217	101,834	100,075	104,347

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Cost of sales	$1,423	$781	$1,987	$1,809
Research and development expense	2,605	3,442	5,080	6,623
Selling, general and administrative expense	4,986	4,943	9,743	9,279

Total stock-based compensation expense	$9,014	$9,166	$16,810	$17,711

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